Exhibit 10.39

SAMSON RESOURCES CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN FOR OFFICERS

Effective as of January 1, 2014

Samson Resources Corporation adopts the Samson Resources Corporation Change in Control Severance Pay Plan for Officers (the “Plan”), effective as of January 1, 2014. The Plan is intended to offer severance pay and other benefits to officers of the Company in the event of certain involuntary terminations of employment from the Company subsequent to a Change in Control. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

Section 1. DEFINITIONS.

1.1 “Accrued Rights” means (i) any Base Salary earned by the Participant through, but not paid to the Participant as of, the Date of Termination, (ii) any annual cash bonus earned by the Participant for a prior year but not paid to the Participant as of the Date of Termination, (iii) the prorated portion of the Participant’s Target Bonus for the fiscal year of the Date of Termination, and (iv) any vested employee benefits to which the Participant is entitled as of the Date of Termination (including unreimbursed business expenses) under the employee benefit plans of the Company.

1.2 “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.3 “Base Salary” shall mean the Participant’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

1.4 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.5 “Bonus” shall mean the Participant’s three-year average annual bonus for the three completed fiscal years preceding the date of the Change in Control (or such lesser number of years as applicable for a Participant who has not been employed by the Company for three years as of the calculation date).

1.6 “Cause” means the occurrence of any of the following events: (a) Participant’s commission of any serious crime involving fraud, dishonesty or a breach of trust as to the Company (including but not limited to, misrepresentation, embezzlement, or misappropriation); (b) Participant’s material violation of either (i) any applicable confidential and proprietary information policy of the Company or (ii) any applicable code of conduct policy of the Company, as then in effect; (c) Participant’s conviction, guilty plea, no contest plea, deferred adjudication or other trial diversion regarding any felony or any crime involving moral turpitude; or (d) Participant’s failure to perform his or her duties in any material respect (other than any failure resulting from Participant’s incapacity due to physical or mental illness or disability) or Participant’s gross negligence or intentional misconduct in the performance of his or her duties, including any act or acts which affect the image or reputation of the Company or any part of the Company or which result in material financial loss to any part of the Company. Notwithstanding the immediately preceding item (d), any of the circumstances described in said item (d) may not serve as the basis for Cause unless (x) the Company provides written notice to Participant within thirty (30) days following the Company’s initial knowledge of the existence and effect of the event(s) constituting Cause and (y) Participant fails to cure such event(s) within thirty (30) days after receipt of such notice. Furthermore, no act or failure to act by Participant shall be considered “intentional” unless done or omitted to be done by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

1.7 “Change in Control” means (i) the sale of all or substantially all (i.e., at least 80%) of the assets (in one transaction or a series of related transactions) of Samson Resources Corporation, a corporation controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P., Itochu Corporation, Natural Gas Partners L.P. and Crestview Partner L.P. (together, the “Sponsors”) or Samson Investment Company (“SIC”), as applicable, to any Person (or group of Persons acting in concert), other than to the Sponsors or their Affiliates; or (ii) a merger, recapitalization or other sale (in one transaction or a series of related transactions) by the Company, the Sponsors or any of their respective Affiliates (which includes for the avoidance of doubt SIC), to a Person (or group of Persons acting in concert) of equity interests or voting power that results in any Person (or group of Persons acting in concert) (other than the Sponsors or their Affiliates) owning more than 50% of the equity interests or voting power of the Company or SIC, as applicable (or any resulting company after a merger). For the avoidance of doubt, none of an initial public offering, stock dividend, stock split or any other similar corporate event shall alone constitute a Change in Control.

1.8 “COBRA” shall mean the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable regulations promulgated thereunder.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10 “Committee” shall mean the Compensation Committee of the Board of Directors of Samson Resources Corporation.

1.11 “Company” shall mean Samson Resources Corporation and, except in determining whether or not a Change in Control has occurred, shall include its subsidiaries and any successor to its business and/or assets which assumes this Plan by operation of law, or otherwise.

1.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.13 “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

1.14 “Good Reason” means any of the following occurrences without a Participant’s consent: (a) a material diminution in Participant’s annual base salary, other than as part of a reduction applicable to all Company officers of less than ten percent (10%); (b) a material diminution in a Participant’s annual cash Target Bonus Opportunity; (c) relocation of Participant’s current primary place of employment to a location that is more than 50 miles away from Participant’s current primary place of employment; or (d) a material diminution in Participant’s duties and responsibilities with the Company on a continuing basis. Notwithstanding the foregoing, any of the circumstances described in the items immediately above may not serve as the basis for Good Reason unless (i) Participant provides written notice to the Company within thirty (30) days of Participant’s initial knowledge of the existence and effect of the event(s) constituting Good Reason and (ii) the Company fails to cure (to the extent curable) such events(s) within thirty (30) days after receipt from Participant of such notice; provided that Good Reason will cease to exist with respect to an event thirty-one (31) days following Participant’s initial knowledge of the existence and effect of such event, and Participant will be deemed to have waived the right to claim Good Reason with respect to that event, provided further that the separate occurrence of an event similar to a waived event but arising out of new facts or circumstances will also constitute Good Reason and will be subject to a separate written notice and waiver procedure.

1.15 “Participant” shall mean any officer of the Company, except for the Chief Executive Officer.

1.16 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.17 “Protection Period” shall mean the period commencing on the date on which a definitive agreement is entered into that results in a Change in Control and ending two years following the date of such Change in Control.

1.18 “Release” shall mean a full general release in favor of the Company and any of its affiliates, subsidiaries, stockholders, directors, officers, employees, agents, successors and/or assigns releasing all claims, known or unknown in a form acceptable to the Company.

1.19 “Target Bonus Opportunity” shall mean the annual target bonus communicated to Participant for determining cash bonus opportunity, which is calculated as a percentage of Participant’s Base Salary.

1.20 “Target Bonus” shall mean Participant’s Target Bonus Opportunity for the fiscal year of the Date of Termination multiplied by Participant’s Base Salary.

1.21 “Term” shall mean the period commencing on January 1, 2014 and ending when the Committee terminates the Plan in accordance with Section 8; provided, however, that any termination or any amendment of the Plan that reduces benefits or eliminates Participants will not be effective until one year after notice is provided to Participants.

Section 2. SEVERANCE ELIGIBILITY AND PAYMENTS.

2.1 Benefits Upon Qualifying Termination. If a Participant’s employment terminates during the Protection Period either: (1) by the Company without Cause, or (2) by the Participant for Good Reason (any such termination, a “Qualifying Termination”), then the Participant shall be entitled to receive the Accrued Rights. In determining the Accrued Rights, the prorated portion of the Target Bonus payment should be calculated based on the number of days in the current fiscal year as of the Date of Termination. In addition, provided that the Participant executes a Release and all applicable revocation periods relating to the Release expire within 55 days following the Date of Termination, the Participant shall also be entitled to:

(i)	A cash payment (the “Cash Payment”) equal to two times Base Salary and Bonus.

(ii)	Provided that the Participant timely elects continued coverage under COBRA, the Company shall reimburse the Participant for the COBRA premiums of such Participant’s group medical, dental and vision coverage (including coverage for the Participant’s eligible dependents who were covered as of the Date of Termination), commencing on the date immediately following such Participant’s Date of Termination and continuing for twenty-four (24) months (the “Continuation Period”). Such COBRA premium payments shall continue for the duration of the Continuation Period; provided, however, that no such COBRA premium payments shall be made following an event which terminates the Participant’s continuation coverage under COBRA, including, but not limited to, the Participant’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer or otherwise becomes ineligible for COBRA continuation coverage. Reimbursement payments made pursuant to this Section shall be paid monthly, in advance on the first payroll day of each month, commencing with the month immediately following the Participant’s Date of Termination; provided, however, that any such payments otherwise payable to the Participant prior to the expiration of the review and revocation period applicable to the Release shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the first payroll date coincident with or next following the expiration of such time period.

2.2 Timing of Cash Payment. The Accrued Rights shall be paid in a lump sum within sixty (60) days upon a Qualifying Termination. The Cash Payment shall be made to the Participant in equal monthly installments over twelve (12) months with the first installment commencing on the sixtieth (60) day following the Qualifying Termination.

2.3 Other Severance Payments. The Cash Payment shall be in lieu of any severance benefit otherwise payable to the Participant; provided that if the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation (“Other Severance”), then the amount of the Cash Payment otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero), and in the event that the amount of such Other Severance exceeds the full amount of the Cash Payment, the Cash Payment shall be reduced to zero and the Participant shall be eligible to receive the full amount of the Other Severance.

2.4 Equity Awards. The vesting and exercisability of any equity awards granted pursuant to the 2011 Samson Resources Corporation Stock Incentive Plan, as amended (the “Stock Incentive Plan”) or the Samson Resources Corporation Long-Term Cash Incentive Plan (the “LTCI Plan”), including any restricted stock, stock options or long-term cash incentive awards, shall be governed by the Stock Incentive Plan, the LTCI Plan and any related agreements or documents.

2.5 Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in the Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the Cash Payment equal to such other amount shall instead be paid in the form provided for in such other plan or agreement. Further, to the extent, if any, that provisions of the Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.

Section 3. TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

3.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Participant’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 6. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

3.2 Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given).

Section 4. NO MITIGATION; RESTRICTIVE COVENANTS.

4.1 No Mitigation. The Company agrees that, if the Participant’s employment with the Company terminates during the Term, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

4.2 Confidential or Proprietary Information. Participant agrees not to use, remove from the Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of the Company or any affiliated or related entities, including but not limited to, trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company and any affiliated or related entities.

4.3 Code of Business Conduct and Ethics. Following the Date of Termination, Participant shall adhere to Participant’s continuing obligations under the Company’s Code of Business Conduct and Ethics.

4.4 Solicitation of Employees, Consultants and Other Parties. Participant agrees that during the term of his or her employment, and for a period of 12 months immediately following his or her Date of Termination for any reason, whether with or without cause, Participant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away any of the Company’s employees, either for Participant or for any other person or entity, and Participant further agrees not to otherwise interfere with the relationship between Company or any of the Company’s employees. Participant further agrees not to directly hire any of Company’s employees.

4.5 Non-Disparagement. Participant agrees that he or she will not engage in any conduct that is injurious, damaging or disparaging to the reputation and/or interest of any Releasee, including but not limited to: (i) divulging, communicating, or in any way making use of any confidential, sensitive or proprietary information acquired in the performance of Participant’s duties for the Company; (ii) publicly or privately disparaging, or inducing or encouraging others to publicly or privately disparage, any Releasee; (iii) retaliating against any Releasee in any way whatsoever; or (iv) disclosing the facts or circumstances giving rise to or surrounding the termination of Participant’s employment with the Company. For the purpose of this Plan, the term “disparage” or “disparaging” shall include, without limitation, comments or statements to the press or any individual or entity with whom the Company has a business relationship that would adversely affect in any manner: (a) the conduct of the Company’s business; or (b) the business reputation of the Company. For the purpose of this Plan, “Releasees” shall mean the Company, its past and present parent companies, members, managers, officers, shareholders, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans and funds, successors and assigns and all of its and their past or present directors, members, managers, officers, agents, trustees, administrators, attorneys, employees, fiduciaries and assigns (whether acting as agents for the Company, its affiliates or its related entities or in their individual capacities).

4.6 Acknowledgement. Participant acknowledges and agrees that any violation by Participant of the provisions of Sections 4.2 through 4.5 shall be considered a material breach of Participant’s obligations under this Plan as to which the Company may (a) cease any severance payments or other benefits provided to Participant pursuant to this Plan and (b) seek repayment of other payments made to Participant pursuant to this Plan. Participant also consents, to the extent permitted by law, to the entry of injunctive relief against Participant without the necessity of the Company posting a bond, in addition to the Company’s right to pursue any and all of its remedies under law. Participant agrees that the Company’s actions pursuant to this Section, including but not limited to filing a legal action, are permissible and are not and will not be considered by Participant to be retaliatory. Participant further acknowledges that nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by Participant of any of the provisions of Sections 4.2 through 4.5, which may be pursued by the Company.

Section 5. SUCCESSORS; BINDING AGREEMENT.

5.1 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.2 Enforcement by Participant’s Successors. The Company’s obligations under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

Section 6. NOTICES.

Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Samson Resources Corporation

Two West Second Street

Tulsa, Oklahoma 74103 Attention: Corporation Secretary

Section 7. SETTLEMENT OF DISPUTES; ARBITRATION.

In the event of a claim by a Participant as to the amount or timing of any payment, such Participant shall present the reason for his claim in writing to the Company. The Company shall, within 60 days after receipt of such written claim, send a written notification to the Participant as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his claim. In the event a Participant wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Company within 60 days after receipt of such denial. Such Participant (or his duly authorized legal representative) may, upon written request to the Company, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Company shall notify the Participant of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 8. PLAN AMENDMENT OR TERMINATION.

The Plan may be amended or terminated by the Committee at any time; provided, that any amendment or termination that materially reduces benefits or eliminates participants shall not be effective until one (1) year after written notice is provided to participants.

Section 9. SECTION 280G.

9.1 Treatment of Payments. Notwithstanding the provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of the Participant’s employment or service (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit to be received by the Participant upon a Change in Control shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments).

9.2 Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 9.1, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

9.3 Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Participant and selected by a nationally recognized accounting firm designated by the Company immediately prior to the Change in Control (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9.4 Written Statement. If any of the Total Payments are subject to reduction pursuant to Section 9.1, the Company will provide the Participant with a written statement setting forth the manner in which such reduction was calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Accounting Firm, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Participant objects to the Company’s calculations, the Company will pay to the Participant such portion of the Total Payments (up to 100% thereof) as the Participant determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Participant or the Company in connection with this Section 9) will be at the expense of the Company.

9.5 Additional Payments. If the Participant receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

Section 10. GENERAL PROVISIONS.

10.1 Administration. The Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Committee in accordance with the procedure for claims and appeals described in Section 7. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest. The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

10.2 Attorney Fees. In any suit brought to enforce the terms of this Plan, the prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and expenses incurred in such suit.

10.3 Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

10.4 Governing Law; Interpretation. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Oklahoma. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

10.5 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

10.6 Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 2, 3, 4.2, 4.3, 4.4, 4.5, and 4.6 hereof) shall survive such expiration.

10.7 No Right to Continued Employment. Neither the establishment of this Plan, nor any modification of this Plan, nor the creation of any fund, trust or account, nor the payment of any amounts or benefits will be construed as (i) altering any other terms or condition of Employee’s employment, (ii) giving Participant, or any person whomsoever, the right to be retained in the service of the Company, or (iii) affecting or impairing the Company’s ability to terminate Participant’s employment at any time prior to a Change in Control (subject only to the operative provisions of this Plan). For the avoidance of doubt, the provisions of this Plan do not, in any way, negate the employment-at-will or similar conditions of employment applicable to Participant, and nothing contained herein is intended to be, nor shall it be construed as, a contract for employment, nor shall the Plan interfere with the rights of the Company to discharge any Participant with or without cause or with or without notice.

10.8 Headings; Gender. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. References in the Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

10.9 Benefits Unfunded. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

10.10 Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

10.11 Section 409A. The intent of the parties is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

10.12 Prior Agreements. This Plan supersedes all other severance plans and agreements, but does not otherwise amend or alter any incentive compensation, retirement or other welfare benefit agreements or benefit plans.